195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact:Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733

NewAlliance Restructures Nearly $800 Million of
Securities Portfolio to Enhance Earnings

Yield on Restructured Investments Improves 155 bps

New Haven, Connecticut, July 23, 2007– NewAlliance Bancshares, Inc. (NYSE: NAL), the parent company of NewAlliance Bank, today announced that it has completed the realignment of $787.3 million of its available for sale investment securities portfolio to improve the Company’s net interest margin and increase earnings.  The book yield on the securities sold was 4.17% and the book yield on the securities purchased is 5.72%, a yield increase of 155 basis points. As a result, the Company’s entire portfolio yield is increasing 50 basis points.

The realignment of the investment portfolio will create a pretax loss of approximately $28.3 million in 2007 before consideration of reinvestment income. The transaction was modeled to recover the loss on sale, through increased interest income, within 30 months.

$22.6 million, or between 14 and 15 cents per diluted share, of the loss is being recorded in the second quarter of 2007 as a write-down of securities available for sale to fair value. The balance of the loss will be recorded in the third quarter as a loss on sale of securities. Further details of the sale will be included in the Company’s second quarter earnings release on July 31, 2007.

“We recognized an opportunity to strengthen our net interest margin and earnings by making the sale and absorbing the loss this year,” said Peyton R. Patterson, NewAlliance Chairman, President and Chief Executive Officer.  “This is the first result of performance improvement initiatives we referenced during our first quarter earnings conference call.”

The securities sold represented 33% of the Company’s investment securities portfolio.  Securities sold included $138.3 million of seasoned 10 year and 15 year fixed rate securities and $177.6 million of balloon agency mortgage backed securities, $388.3 million of fixed rate agency CMOs, $46.8 million of fixed rate AAA rated CMOs and $36.3 million of other odd lot positions.

The cash proceeds from the sales were immediately reinvested in agency hybrid adjustable rate mortgage backed securities.  None of the securities sold or purchased contained sub prime mortgage collateral and there is no sub prime mortgage collateral in any of the Company’s remaining securities.

NewAlliance Restructures Portfolio

The transaction will have no significant impact on the Company’s book value or shareholders’ equity as the securities sold were already marked to market through shareholders’ equity on the Company’s balance sheet.

At March 31, 2007, NewAlliance Bancshares, the parent company of NewAlliance Bank, had $7.98 billion in assets and operated 88 banking offices in Connecticut and western Massachusetts. NewAlliance Bank provides a full range of consumer and commercial banking products and services, trust services and investment and insurance products and services.

The Bank’s website is at www.newalliancebank.com. Shareholders are particularly urged to monitor the Investor Relations section of the Company’s website. NewAlliance will hold a conference call on second quarter earnings and further details of its securities portfolio restructuring at 10 a.m. Eastern Time on Wednesday, August 1, 2007.  The call is being webcast and will be available at the Investor Relations section of the Company’s website at www.newalliancebank.com.  Individuals can dial in to the call at 1-877-407-8033.  The international dial-in number is 1-201-689-8033.

Note:
Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.